Exhibit 99.1

FOR IMMEDIATE RELEASE: DECEMBER 28, 2011

LEGGETT & PLATT ANTICIPATES RESTRUCTURING-RELATED CHARGE IN 4Q

Carthage, MO, December 28, 2011 —

•	4Q pre-tax charge of approx. $36 million; primarily restructuring-related and predominantly non-cash

•	Expectation for full year underlying operating results is unchanged

Diversified manufacturer Leggett & Platt anticipates a fourth quarter, largely non-cash, pre-tax charge of approximately $36 million. The expense primarily reflects restructuring-related activity including the closure of additional manufacturing facilities. Production capacity should decline only slightly, due to the relocation of equipment to other facilities.

Apart from this special charge, the company’s full year EPS expectation has not changed from the $1.15 – 1.20 guidance issued in October. The special charge is expected to reduce after-tax earnings by roughly $.16 per share; as a result, full year EPS is expected to be in the range of $.99 – 1.04.

Restructuring-related activities identified to-date (including the plant consolidations discussed in October) are expected to benefit 2012 EPS by approximately $.07 – .10.

President and CEO David S. Haffner commented, “Two months ago we disclosed our belief that the U.S. economy will face headwinds for longer than we previously expected. We also mentioned that we were turning our focus to actions that would yield improved ongoing profitability; that focus, and our view of continuing demand weakness in certain markets, led to the current restructuring activity and recognition of impairments. We have decided to close some production facilities, trim our cost structure, and reduce overhead. Importantly, full year underlying operational results appear to be in line with the expectations we shared in our October earnings release.”

Fourth quarter results will be released after the market closes on Monday, February 6, 2012, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 128-year-old firm is comprised of 19 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations